Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Manager of Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS APRIL SALES

May 4, 2006, Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for April 2006 increased by 5.5% to $599.8 million from $568.5 million in April 2005. On a comparable club basis, sales increased by 1.2%, including a contribution from sales of gasoline of approximately 1.5%. Due to the timing of Easter, the April sales period included 27 days this year versus 28 days last year. The calendar shift impacted sales negatively by approximately 1.5% to 2.0%.

Last year, the Company reported a comparable club sales increase of 8.4% for April, including a contribution of 1.2% from sales of gasoline.

For the first quarter ended April 29, 2006, total sales were approximately $1.9 billion, an increase of 6.3% over the first quarter of 2005. Comparable club sales for the first quarter of 2006 increased by 2.0%, including a contribution from sales of gasoline of 1.4%. In 2005, the Company reported a comparable club sales increase for the first quarter of 5.8%, including a contribution from sales of gasoline of 0.7%

Sales Results for April

($ in thousands)

Four Weeks Ended		% Change
April 29, 2006	April 30, 2005	Net Sales	Comp. Sales
$599,781	$568,474	5.5%	1.2%

Sales Results for the First Quarter

($ in thousands)

Thirteen Weeks Ended		% Change
April 29, 2006	April 30, 2005	Net Sales	Comp. Sales
$1,880,248	$1,768,789	6.3%	2.0%

The Company provided the following additional information regarding April 2006 sales for BJ’s Wholesale Club:

On a comparable club basis, sales increased in all major markets, with the highest increase in the Southeast. Comparable club sales increased during weeks one, two and four, and decreased during week three due to the Easter shift. Excluding sales of gasoline, the average transaction amount for the month of April rose by approximately 4% and traffic decreased by approximately 4%.

On a comparable club basis, food sales were slightly positive and general merchandise sales decreased by approximately 2%. Categories with strong comparable club sales increases compared to last year included candy, household chemicals, electronics, personal health, produce, residential furniture, sporting goods, televisions and toys. Weaker categories versus last year included apparel, computer equipment, fresh meat, jewelry and tires.

-More-

BJ’s Wholesale Club

May 4, 2006

First Quarter Financial Results

BJ’s plans to announce first quarter financial results on May 16, 2006 at approximately 7:00 a.m. Eastern Time. Also on May 16, 2006, BJ’s management plans to hold a conference call at 8:30 a.m. Eastern Time to discuss the first quarter results and the outlook for the second quarter of 2006. To access the webcast, visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will remain available for approximately 90 days.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 165 BJ’s clubs and two ProFoods Restaurant supply clubs. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

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